Exhibit 4.3

STOCKHOLDERS’ AGREEMENTS AMENDMENT
This Stockholders’ Agreement Amendment dated as of July 11, 2014 (the “Amendment”) is an amendment to (i) the Third Amended and Restated Voting Agreement, dated as of December 18, 2013, as amended by Amendment No. 1 dated February 18, 2014 (the “Voting Agreement”), between the Company and the investors listed therein; (ii) the Third Amended and Restated Investors’ Rights Agreement, dated as of December 18, 2013 (the “Investors’ Rights Agreement”), between the Company and the investors listed therein; and (iii) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of December 18, 2013 (the “ROFR Agreement” and, together with the Voting Agreement and the Investors’ Rights Agreement, the “Stockholders’ Agreements”).
WHEREAS, the undersigned Stockholders are holders of 70% of the Common Stock  issued or issuable upon conversion of the shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred”) held by the holders thereof (voting as a single class on an as-converted basis);
WHEREAS, Section 7.8 of the Voting Agreement allows for amendment of the Voting Agreement with the written consent of the Company and the holders of 70% of the Common Stock issued or issuable upon conversion of the shares of Series A Preferred Stock held by the holders thereof (voting as a single class on an as-converted  basis).
WHEREAS, Section 6.6 of the Investors’ Rights Agreement allows for amendment of the Investors’ Rights Agreement with the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Investors’ Rights Agreement) then outstanding.
WHEREAS, Section 6.8 of the Voting Agreement allows for amendment of the ROFR Agreement with the written consent of the Company and the holders of 70% of the Common Stock  issued or issuable upon conversion of the shares of Series A Preferred Stock held by the holders thereof (voting as a single class on an as-converted  basis).
WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to raise an aggregate of up to $1,500,000 (the “July Financing”) pursuant to the issuance and sale of secured convertible notes (the “July Notes”).
WHEREAS, the July Notes will be convertible into shares of either Series A Preferred or a new series of preferred stock of the Company, with rights, preferences, privileges and obligations determined by the Board of Directors, if issued in the next financing of the Company following the July Financing (the “New Preferred Stock”).
WHEREAS, the Company and the undersigned Stockholders desire to amend the Stockholders’ Agreements to ensure that the July Notes are included in the provisions of the Stockholders’ Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.            Any references to “Notes” in the Stockholders Agreements shall be deemed to include the July Notes.

2.            The definition of “Capital Stock” as set forth in the ROFR Agreement shall be amended and restated as follows:

““Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Preferred Stock issuable upon conversion of the Notes, (c) shares of Common Stock issued or issuable upon conversion of Preferred Stock; (d) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company; and (e) stock options, warrants or other convertible securities of the Company, including Notes, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns.  For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all Notes shall be deemed to have been converted into Preferred Stock at the then-applicable conversion price, and all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion price.”
3.            Miscellaneous.

(a)            Ratification of the Stockholders’ Agreement.  Except as specifically amended hereby, the Stockholders’ Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

(b)            Counterparts.  This Amendment may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, but all of which together shall constitute one instrument.

(c)            Governing Law.  This Amendment shall be governed by and construed in accordance with the applicable provisions of the Stockholders’ Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.
COMPANY:
OPGEN, INC.
By:          /s/ C. Eric Winzer
      Name: C. Eric Winzer
     Title: Chief Financial Officer

[Signature Page to Stockholders’ Agreements Amendment]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STOCKHOLDERS:

CHL MEDICAL PARTNERS III, L.P.

By:	CHL Medical Partners III, LLC, its General Partner

By:  /s/ Timothy Howe
Name: Timothy Howe
Title:  EVP

CHL MEDICAL PARTNERS III SIDE FUND, L.P.

By:              CHL Medical Partners III, LLC, its
General Partner

By:  /s/ Timothy Howe
Name:  Timothy Howe
Title:    EVP

[Signature Page to Stockholders’ Agreements Amendment]

STOCKHOLDERS:

HARRIS & HARRIS GROUP, INC.

By:  /s/ Daniel Wolfe
Name:  Daniel Wolfe
 Title:    President

[Signature Page to Stockholders’ Agreements Amendment]

STOCKHOLDERS:

jVEN CAPITAL, LLC

By:  /s/ Evan Jones
Name:   Evan Jones
 Title:    Authorized Signatory

[Signature Page to Stockholders’ Agreements Amendment]

STOCKHOLDERS:

VERSANT VENTURE CAPITAL III, L.P.

By:            Versant Ventures III, LLC,
its General Partner

By:   /s/ Brian Atwood
Name:          Brian Atwood
Title:            Managing Director

VERSANT SIDE FUND III, L.P.

By:            Versant Ventures III, LLC,
its General Partner

By:   /s/ Brian Atwood
Name:         Brian Atwood
Title:            Managing Director

[Signature Page to Stockholders’ Agreements Amendment]